Exhibit 99.1
ZipRecruiter Announces Proposed Private Offering of $500 Million of Senior Notes Due 2030
January 5, 2022
SANTA MONICA, Calif. --(BUSINESS WIRE) - ZipRecruiter® (NYSE: ZIP) today announced its intention to offer, subject to market conditions and other factors, $500 million aggregate principal amount of its Senior Notes due 2030 (the “notes”) in a private offering (the “offering”). The interest rate, redemption provisions, and other terms of the notes will be determined by negotiations between ZipRecruiter and the initial purchasers.
ZipRecruiter intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, investments and working capital. The closing of the offering is subject to market and other conditions.
The notes will only be offered and sold by means of a private offering memorandum to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The notes have not been, nor will be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from such registration requirements.
This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
About ZipRecruiter
ZipRecruiter® is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past four years and is rated the #1 employment marketplace by G2.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” including, among other things, statements relating to the completion, timing, and size of the proposed offering, and the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not ZipRecruiter will offer the notes or consummate the proposed offering, the final terms of the proposed offering, market conditions affecting the proposed offering, changes in plans or timing relating to the proposed offering, the anticipated use of the net proceeds of the proposed offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally, including the impacts of the COVID-19 pandemic. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect ZipRecruiter’s business and financial results, please review the “Risk Factors” described in ZipRecruiter’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the Securities and Exchange Commission (the “SEC”) and in ZipRecruiter’s other filings with the SEC. Except as may be required by law, ZipRecruiter undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.
Contacts:
Press: press@ziprecruiter.com
Investors: ir@ziprecruiter.com